UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2019 (February 21, 2019)

MOREGAIN PICTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55297	41-0990229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

117 E. Huntington Dr., Arcadia, CA 91006
(Address of principal executive offices) (Zip Code)

(626) 400-5727
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this report, “Moregain Pictures,” “Moregain,” the “Company,” “we,” “us” and “our” refer to Moregain Pictures Inc., unless the context otherwise provides.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Termination

On February 21, 2019, Moregain Pictures, Inc. (the “Company”) received notice by written consent from its majority shareholder Moregain Capital Group, a Nevada corporation (“MCG”), who owns approximately 87% of the Company’s outstanding stock, regarding MCG’s vehement opposition to certain actions perpetrated by Mr. Jesse Weiner (“Mr. Weiner”), the Company’s current Chief Executive Officer, President, Secretary and Chairman. MCG has determined that Mr. Weiner is no longer fit to serve in any of these capacities and voted in favor of his immediate termination from all positions held with the Company.

MCG is taking all legal action necessary to effect its vote, including the termination of Mr. Weiner’s employment agreement dated February 1, 2019 and filed as Exhibit 10.1 to our Current Report on Form 8-K filed February 19, 2019.

Appointment

In consideration of the foregoing termination and vacancy created thereby, MCG concurrently voted to appoint two new members to the Company’s Board of Directors (the “Board”). On February 21, 2019, Mr. Qinghua Chen (“Mr. Chen”) was appointed to serve as a member of the Board and as the Interim Chief Executive Officer and President of the Company and he has accepted such appointment.  Mr. Chen is the sole officer and director of MCG and has voting control over MCG’s 87% ownership interest in the Company. Mr. Chen shall serve as Interim Chief Executive Officer and President until his resignation, death, removal, or a successor is elected and qualified. As a member of the Board, Mr. Chen shall hold offices until the next annual meeting of shareholders or until a successor is elected. There are no compensatory arrangements for Mr. Chen at this time. The biography for Mr. Chen is set forth below.

Additionally, on February 21, 2019, Ms. Manjia “Coco” Zhao was appointed to serve as a member of the Board and as Secretary of the Company, and she has accepted such appointment. Ms. Zhao shall serve as Secretary until her resignation, death, removal, or a successor is elected and qualified. As a member of the Board, Ms. Zhao shall hold offices until the next annual meeting of shareholders or until a successor is elected. There are no compensatory arrangements for Ms. Zhao at this time. The biography for Ms. Zhao is set forth below.

Mr. Qinghua Chen, CPA, has more than a decade of practices in public and private accounting where he specialized in financial audit and reporting, He is a financial controller for Gardiner & Theobald, Inc., an independent global consultancy offering a range of services to the construction and property industry.  He also serves as the chief tax consultant of the real estate investments for a well-known Times Square Realty Company of New York City. Mr. Chen began his career with several public accounting firms in New York City metropolitan area.  He is a certified public accountant, registered in the state of New York. Mr. Chen received an M.B.A. degree in Accountancy from Baruch College of City University of New York.

Ms. Coco Zhao, CPA, is fluent in English and Chinese. She received her First undergraduate bachelor’s degree in Law and Second bachelor’s degree in Auditing from Jiangxi University of Finance and Economics, China and MBA from Oklahoma City University.  Ms. Zhao has previously served as a consultant for several U. S. based multinational companies, she took public auditing and accounting roles for City of Los Angeles, Southern California Edison and Glen Rose Petroleum etc. She has direct access to investment capital in Asia and North American. Ms. Zhao has assisted her clients in the purchase of oil and gas properties in Louisiana and Mississippi. Other than petroleum and energy business, Ms. Zhao involves in large scale commercial real estate properties acquisition and development including hotels, shopping centers, up-scale restaurants and bars, and developing land in California and Nevada. Her real estate and energy experience also includes sourced investment opportunities where she analyzed and structured investments and conducted due diligence. In the past four years, the total investment was approximately $60 Million.

Ms. Zhao has a proven track record working with domestic and international Commercial Banks and other financial institutions. She has excellent international negotiating experience. Ms. Zhao has a moto with respect to her services that she “shall provide value to clients and partners through bona fide opportunities, superior service and business conduct of the highest integrity.”

Family Relationships

Ms. Zhao and Mr. Chen are not related to any officer or director of the Company.

Related Party Transactions

Mr. Chen is the sole officer and director of the Company’s majority shareholder, Moregain Capital Group and has voting control over approximately 6,270,512 shares of Common Stock, representing approximately 87% of the total issued and outstanding shares of Common Stock of the Company. Other than the foregoing, there are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2019	MOREGAIN PICTURES, INC.

	By:	/s/ Alexandra Yeung
Name: Alexandra Yeung
Title: Chief Financial Officer

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